CANADA SOUTHERN PETROLEUM LTD.

News Release

CANADA SOUTHERN HOLDS ANNUAL MEETING, WELCOMES NEW DIRECTOR AND PROVIDES OPERATIONS UPDATE

CALGARY, Alberta, June 9, 2005 -- Canada Southern Petroleum Ltd. (the “Company”) (NASDAQ/Pacific: CSPLF; TSX/Boston: CSW) today held its Annual General and Special Meeting.

At the meeting, the shareholders re-elected four directors and elected Donald E. Foulkes to replace Arthur B. O’Donnell who is retiring.  Mr. Foulkes is President and Chief Executive Officer of AltaCanada Energy Corp., a Calgary-based exploration and production company with operations in the Western Canadian sedimentary basin and in the Williston basin in Montana.  Prior to becoming President and Chief Executive Officer of AltaCanada in 2002, Mr. Foulkes served for over thirty years in positions of increasing responsibility in the U.S and Canadian exploration and development industry.  He is a geologist/geophysicist, and personally led a number of transactions over that period that delivered substantial value for shareholders.

Mr. O’Donnell has served the shareholders in a variety of positions between 1957 and the present, culminating in his being elected a director in 1997.  Commenting on his retirement, Chairman Richard McGinity stated “It is not possible to recount briefly the contributions that Art O’Donnell has made to this corporation and its shareholders, nor to accurately measure their impacts.  Suffice it to say that he has been a matchless source of common sense, financial and accounting expertise, institutional memory, practical recommendations, and wise guidance.  We will miss his presence, and although he is proceeding into well-deserved retirement, we are comforted in knowing that his counsel can be called upon if we wish to do so.”

Also at the meeting, Canada Southern CEO John McDonald presented an operations update for the Company for the balance of 2005.  In his presentation, Mr. McDonald noted that the Kotaneelee L-38 well has continued to produce at 17 mmcf/d (4 mmcf/d net) with small amounts of water.  His presentation is available on the Company’s website at www.cansopet.com.

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Canada Southern Petroleum Ltd. is an independent energy company based in Calgary, Alberta, Canada.  The Company is engaged in oil and gas exploration and development, with its primary interests in producing properties in the Yukon Territory and British Columbia, Canada.  The Company’s common shares are traded on the NASDAQ SmallCap Market and the Pacific Exchange, Inc. under the symbol “CSPLF,” and on the Toronto Stock Exchange and Boston Stock Exchange under the symbol “CSW”.  The Company has 14,432,770 shares outstanding.

This document may contain certain forward-looking statements relating, but not limited, to operations, financial performance, business prospects and strategies of the Company.  Forward-looking information typically contains statements with words such as "anticipate", "believe", "expect", "plan", "intend" or similar words suggesting future outcomes or statements regarding an outlook on, without limitation, commodity prices, estimates of future production, the estimated amounts and timing of capital expenditures, anticipated future debt levels and royalty rates, or other expectations, beliefs, plans, objectives, assumptions or statements about future events or performance.

Shareholders are cautioned not to place undue reliance on forward-looking information.  By its nature, forward-looking information of the Company involves numerous assumptions, inherent risks and uncertainties both general and specific that contribute to the possibility that the predictions, forecasts, projections and other forward-looking statements will not occur.  These factors include, but are not limited to: the pricing of natural gas and oil; the effects of competition and pricing pressures; risks and uncertainties involving the geology of natural gas and oil; operational risks in exploring for, developing and producing natural gas and oil; the uncertainty of estimates and projections relating to production, costs and expenses; the significant costs associated with the exploration and development of the properties on which the Company has interests, particularly the Kotaneelee field; shifts in market demands; risks inherent in the Company's marketing operations; industry overcapacity; the strength of the Canadian economy in general; currency and interest rate fluctuations; general global and economic and business conditions; changes in business strategies; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; the uncertainty of reserves estimates; various events which could disrupt operations, including severe weather conditions, technological changes, our anticipation of and success in managing the above risks; potential increases in maintenance expenditures; changes in laws and regulations, including trade, fiscal, environmental and regulatory laws; and health, safety and environmental risks that may affect projected reserves and resources and anticipated earnings or assets.  See also the information set forth under the heading "Information Concerning the Oil and Natural Gas Industry" in our 2004 Annual Information Form.  Statements relating to "reserves" are deemed to be forward-looking statements as they involve the implied assessment, based on certain estimates and assumptions that the reserves described can be profitably produced in the future.

We caution that the foregoing list of important factors is not exhaustive.  We undertake no obligation to update publicly or revise the forward-looking information provided in this document, whether as a result of new information, future events or otherwise, or the foregoing list of factors affecting this information.

For further information contact: John W. A. McDonald, President and Chief Executive Officer, at (403) 269-7741.